Exhibit 10.1

SUBSCRIPTION AGREEMENT

between

OpenDeal Inc. (dba Republic)

and

The INX Digital Company, Inc.

June 15, 2023

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT dated June 15, 2023 (this “Agreement”) is made by and between OpenDeal Inc. (dba Republic), a corporation existing under the Laws of Delaware (the “Purchaser”), and The INX Digital Company, Inc., a corporation existing under the Laws of British Columbia, Canada (the “Company”).

RECITALS:

A.	The Purchaser wishes to subscribe for and purchase from the Company, and the Company wishes to issue and sell to the Purchaser, on a private placement basis (the “Investment”), 22,048,406 common shares (the “Common Shares”) of the Company (collectively, the “Subscription Shares”) at a price of $0.2381 per Subscription Share (the “Per Share Subscription Price”) reflecting a Company pre money valuation of US $50,000,000, constituting 9.5% of the voting interest in the Company as of June 13, 2023, for an aggregate subscription price in respect of such Subscription Shares of $5.25 million (such aggregate consideration, the “Subscription Price”), which shall be paid in combination of cash and equity of the Purchaser, in equal parts, as set forth in this Agreement.

B.	In addition to the Investment, the Parties (as defined below) shall negotiate in good faith the terms of a Plan of Arrangement, pursuant to which the Purchaser shall purchase the entire issued and outstanding share capital of the Company on a fully diluted basis in accordance with the principles set forth in this Agreement.

C.	Simultaneously with the execution of this Agreement, the parties shall enter into a business collaboration as shall be further set forth in the Collaboration Agreement attached hereto.

D.	The Purchaser and the Company wish to enter into this Agreement to record their agreement in respect of the transactions contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

Whenever used in this Agreement, the following terms have the meanings set forth below:

“Act” means the Business Corporations Act (British Columbia).

“Affiliate” has the meaning ascribed to such term in NI 45-106.

“Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada) and any other analogous Laws.

“Approvals for Control” has the meaning ascribed to such term in Section 2.3(6).

“Authorization” means, with respect to any Person, any Order, license, permit, certification, approval, registration, consent, authorization, clearance, franchise, qualification, filing, privilege, variance or exemption issued or granted by, or any contract with, any Governmental Authority having jurisdiction over such Person or any of its assets, as the same may have been, or may from time to time be, amended, supplemented or replaced.

“Bankruptcy Event” means, with respect to any Person, such Person: (1) committing an act of bankruptcy; (2) becoming insolvent; (3) proposing a compromise or arrangement to creditors generally; (4) a bankruptcy or receivership Order being granted by a court of competent jurisdiction against it; (5) making a voluntary assignment in bankruptcy; (6) taking any proceedings (a) with respect to a compromise or arrangement, (b) to be declared bankrupt or wound-up, or (c) to have a receiver appointed for all or any of its property; or (7) having any execution or distress become enforceable against or levied upon all or any of its assets; in each case, under or pursuant to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

“Bankruptcy Laws” means, collectively, all bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

“Board” means the board of directors of the Company, as the same may be constituted from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to close.

“Business Sustainability Breach” means, in respect of private business dealings or in dealings with the public or government sector (whether in relation to the affairs of the Company or any of its Subsidiaries or the affairs of the customers or suppliers or contacts of the Company or any of its Subsidiaries), whether directly or indirectly, any of:

(1)	giving, making, offering or receiving or agreeing to give, make, offer or receive any payment, gift or other advantage which would violate any Anti-Corruption Laws;

(2)	receiving, agreeing or attempting to receive the benefits of or profits from a crime or agreeing to assist any Person to retain the benefits of or profits from a crime; and

involvement in or attempted involvement in modern slavery or human trafficking or agreeing or attempting to assist any Person that is involved in modern slavery or human trafficking in any activity which would violate human trafficking laws.

“Claim” means any cause of action, action, claim, demand, lawsuit, audit, proceeding or arbitration (including, for greater certainty, any proceeding or investigation by a Governmental Authority).

“Closing” means the closing of the transaction of purchase and sale of the Subscription Shares pursuant to this Agreement.

“Collaboration Agreement” means the Collaboration Agreement in the form attached hereto as Schedule C.

“Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Company” has the meaning ascribed to such term in the preamble to this Agreement.

“Company Intellectual Property” means Intellectual Property owned by, licensed to or used by the Company or any of its Subsidiaries.

“Company Option” means an option to purchase Common Shares issued or issuable pursuant to the Equity Incentive Plans, as the context requires.

“Company RS/U” means a restricted share/ restricted share unit issued or issuable pursuant to the Equity Incentive Plans, as the context requires.

“Confidential Information” means, with respect to the Company and its Subsidiaries, on the one hand, and the Purchaser and its Affiliates, on the other hand, all confidential or proprietary information, intellectual property and confidential facts relating to the business and affairs of the Company and its Subsidiaries, on the one hand, or the Purchaser and its Affiliates, on the other hand, respectively, including their respective customers, products, services, technology, trade secrets, know-how, systems and operations; provided, that “Confidential Information” does not include any information that: (1) is or becomes generally available to the public other than as a result of disclosure, directly or indirectly, by the Purchaser or any of its Affiliates or any of their respective Representatives, on the one hand, or the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, in violation of Section 6.12; (2) is or becomes available to the Purchaser or its Affiliates or any of their respective Representatives, on the one hand, or the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, on a non-confidential basis from a source other than the other or any of its Representatives, as applicable, unless the applicable Person knew, after reasonable inquiry, that such source was prohibited from disclosing the information to it by a contractual, fiduciary or other legal obligation; or (3) the Purchaser, on the one hand, or the Company, on the other hand, can show was independently acquired or developed by or on behalf of the Purchaser or any of its Affiliates or any of their respective Representatives, on the one hand, or by the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, prior to the disclosure by or on behalf of the other of, and without the use of any, Confidential Information.

“Data Protection Laws” means all Laws relating to privacy or the processing of Personal Data, including PIPEDA and any similar or analogous Laws of any other jurisdiction.

“Disclosure Letter” means the disclosure letter delivered by the Company to the Purchaser concurrently with the execution of this Agreement.

“DRS” has the meaning ascribed to such term in Section 2.1(2).

“Encumbrance” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothec, prior Claim, occupancy right, right of first refusal or offer, adverse Claim, lease, easement, license, option, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature, in each case, whether contingent or absolute.

“Equity Incentive Plans” means, collectively, all plans of the Company or any of its Subsidiaries in effect from time to time pursuant to which securities of the Company or any of its Subsidiaries may be issued, or options or other securities convertible or exercisable into, or exchangeable for, securities of the Company or any of its Subsidiaries may be granted, to the Persons set out therein.

“F-1”- shall bear the definition assigned to it in this section as part of the definition of the INX Token.

“Governmental Authority” means:

(1)	any domestic or foreign government, whether national, federal, provincial, state, regional, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(2)	any domestic or foreign agency, authority, ministry, department, regulatory authority, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(3)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions, including the Securities Regulators; or

(4)	NEO.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), interpretations issued by the International Financial Reporting Interpretations Committee, International Accounting Standards issued by the International Accounting Standards Committee and the interpretations issued by the Standing Interpretations Committee.

“Information” means, collectively: (1) know-how (including trade secrets and other unpatented or unpatentable proprietary or Confidential Information, systems or procedures); (2) computer software, inventions, designs and other industrial or intellectual property of any nature whatsoever; (3) any information of a scientific, technical, or business nature; (4) process, horticultural and development information, results and data; (5) research, developmental, and demonstration work; (6) data and data files; and (7) all other information, methods, processes, formulations and formulae. For greater certainty, “Information”: (a) may be embodied in or on any media, including hardware, software or documentation; (b) includes inventions to the extent such inventions are not included in Intellectual Property Rights; and (c) may include elements of public or non-proprietary information (provided, that the compilation of such public or non-proprietary information with or without other proprietary information results in such compilation being considered as proprietary to the Person compiling such information).

“Intellectual Property” means, collectively, all Intellectual Property Rights and Information.

“Intellectual Property Rights” means, collectively, all intellectual property rights as recognized under the Laws of Canada or any other countries or jurisdictions, including rights in and to Patents, Trademarks, copyrights, industrial designs and other intellectual property, and includes all applications or registrations, including any continuations, continuations in part, reissues, re-examinations, renewals and extensions thereof and amendments thereto, and rights to apply in any or all countries of the world for such registrations and applications, rights to bring a Claim, at law, in equity or otherwise, for any past, present or future infringement, violation or misappropriation, rights and privileges arising under Laws, and other industrial or intellectual property rights of the same or similar effect or nature in any jurisdiction relating to the foregoing throughout the world, and all goodwill associated with the foregoing.

“INX Token(s)” means the security tokens generated and issued by Company’s Subsidiary, INX Limited (“INX Limited”), which offered such INX Tokens to the public in the U.S. pursuant to a Form F-1 registration statement that was declared effective by the SEC on August 20, 2020 (such registration statement, together with all its exhibits and annexes, including the INX Token Purchase Agreement, shall be referred hereto as the “F-1”).

“Joinder” has the meaning ascribed to such term in Section 2.2(1).

“Law” means any and all applicable: (1) foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal bylaw, Order or other requirement having the force of law; (2) policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law; and (3) rules of NEO.

“Material Adverse Effect” means any change (including a decision to implement such a change made by the Board or by senior management of the Company who believe that confirmation of the decision of the Board is probable), event, occurrence, violation, inaccuracy, circumstance, development or effect that is, individually or in the aggregate, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), capitalization, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company or its Subsidiaries, taken as a whole, except any such change, event, occurrence, violation, inaccuracy, circumstance, development or effect resulting from or arising in connection with:

(1)	any change, development or condition in or relating to global, national or regional political conditions or in general economic, business, banking, regulatory, currency exchange, interest rate, rates of inflation or market conditions or in national or global financial, debt, commodities or capital markets;

(2)	any change in the credit, debt, financial or capital markets, or changes in interest or exchange rates, in each case, in Canada or the United States;

(3)	any change or proposed change in Laws affecting the Company or any of its Subsidiaries or their customers, or changes, or the adoption, proposal or implementation of changes, in IFRS, or the interpretation of any of the foregoing;

(4)	any national or international disasters, calamities, emergencies, the continuation or escalation of the COVID-19 pandemic, or any military conflict, outbreak or escalation of hostilities, declared or undeclared war, or act of foreign or domestic terrorism; or

(5)	the execution of this Agreement and the public announcement of the transactions contemplated hereby in compliance with the terms of this Agreement and the other Transaction Agreements; provided, that: (a) that with respect to clauses (1) through (4) above, such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable Persons operating in the industries and businesses in which the Company and its Subsidiaries operate; and (b) references in this Agreement and the other Transaction Agreements to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.

“Misrepresentation” has the meaning ascribed to such term in Securities Laws.

“NEO” means the NEO Exchange (dba Cboe Canada).

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“OFAC” means the Office of Foreign Assets Control of the Department of Treasury of the United States.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Parties” means, collectively, the Purchaser and the Company, and “Party” means any one of them, as context requires.

“Patents” means, collectively, all patents and applications arising or under the Laws of Canada, the United States or any other jurisdiction, country or region, including national and regional patents and applications and international patent applications., including: (1) patent applications and issued patents therefor, and equivalent rights under the Patent Act (Canada) and the Patent Act (United States), including (a) utility patents, design patents, originals, provisionals, non-provisionals, divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations and extensions, and applications for the foregoing, and (b) patent applications and issued patents for plant patents; (2) applications and issued registrations for plant varietals, including applications and registrations under the Plant Breeders’ Rights Act (Canada) and the Plant Variety Protection Act (United States); (3) national and multinational counterparts of such patent and plant varietal applications, and issued patents or registrations applied for or registered in any or all countries of the world; (4) all rights to claim priority from and to apply in any or all countries of the world for such applications and issued patents or registrations, including all rights provided by multinational treaties or conventions for any of the foregoing; and (5) inventions and plant varietals described in any such applications and issued patents or registrations, including those that are included in any claim, capable of being reduced to a claim or could have been included as a claim in any such pending patent applications and issued patents.

“Person” means any individual, corporation, partnership, limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” means any “personal information” (within the meaning of PIPEDA), and any other information relating to an identifiable Person that can be directly or indirectly identified in particular by reference to an identifier.

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada).

“Plan of Arrangement” has the meaning ascribed to such term in Section 2.3(1).

“Preferred Shares” has the meaning ascribed to such term in Section 2.2(1).

“Publicly Available Software” means, collectively: (1) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as “free software” or “open source software” (e.g., Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (2) any software that requires as a condition of use, modification or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributable at no or minimal charge.

“Purchase Offer” has the meaning ascribed to such term in Section 2.4(2).

“Purchaser” has the meaning ascribed to such term in the preamble to this Agreement.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, insurers, financing sources, legal counsel, accountants, advisors and other representatives.

“Reserve Fund Distribution” has the meaning ascribed to such term in Section 2.3(4).

“Sanctioned Country” means a country or territory that is the subject of comprehensive country-wide or territory-wide Sanctions from time to time. As of the date hereof, Sanctioned Country means each of the following: Cuba, Iran, North Korea, Syria and the territory of Crimea.

“Sanctions” means any trade, anti-terrorism, economic or financial sanctions Laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means: (1) the United States; (2) the European Union; (3) the United Kingdom; (4) the United Nations; (5) Canada; and (6) any government and official institution or agency of the foregoing, including OFAC, the US Department of State, Her Majesty’s Treasury, the Minister of Foreign Affairs (Canada) and the Governor in Council (Canada).

“Schedule” means a schedule attached to and forming an integral part of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission and any other U.S. Governmental Authority administering the U.S. Securities Act and the U.S. Exchange Act at the time.

“Securities Laws” means, collectively, the securities Laws of each of the provinces and territories of Canada, the U.S. Securities Act, the U.S. Exchange Act, and the respective regulations, instruments and rules made thereunder, together with all applicable published policy statements, notices, blanket orders and rulings of the Securities Regulators, including the applicable rules and requirements of NEO.

“Securities Regulators” means, collectively, the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada and the SEC.

“Shares” means all shares in the capital of the Company, including Common Shares and any other shares in the capital of the Company authorized or issued and outstanding from time to time.

“Strategic Transaction” means any of the following: (i) a transaction or a series of related transactions that entails (1) the sale or transfer of all or substantially all of the shares or the assets of the Company or rights over assets, including exclusive perpetual license to all or substantially all of the Company’s intellectual property, (2) the consolidation, merger, or reorganization of the company into any other entity; (ii) any transaction that involves the delisting of the Company’s Common Shares from NEO or any other exchange on which the Company’s shares shall be traded; or (iii) any other transaction or a series of related transactions having an aggregate value of more than $10,000,000.

“Subscription Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Subscription Price” has the meaning ascribed to such term in the recitals to this Agreement.

“Subsidiaries” has the meaning ascribed to such term in the Act, “Subsidiaries”, and “Subsidiary” means any one of them, as the context requires.

“Superior Financing Transaction” has the meaning ascribed to such term in Section 2.2(3).

“Superior Shares” has the meaning ascribed to such term in Section 2.2(3).

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form), including any amendments, schedules, attachments, supplements, appendices or exhibits thereto, as applicable, made, prepared, filed or required by a Governmental Authority to be made, prepared or filed by Law in respect of Taxes.

“Taxes” means any and all: (1) taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and other pension plan premiums or contributions imposed by any Governmental Authority; (2) interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (1) or this clause (2); (3) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (4) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Person.

“Term Sheet” has the meaning ascribed to such term in Section 2.3(1).

“Trademarks” means all trade or brand names, business names, trademarks, service marks, certification marks, logos, slogans, corporate names, uniform resource locators, domain names, trading styles, commercial symbols and other source and business identifiers, trade dress, distinguishing guises, tag lines, designs and general intangibles of like nature, whether or not registered or the subject of an application for registration and whether or not registrable and all goodwill associated therewith.

“Transaction Agreements” means, collectively, this Agreement, the Collaboration Agreement, the Joinder, the Term Sheet, and all agreements, certificates and other instruments delivered pursuant hereto and thereto.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934.

“U.S. Securities Act” means the U.S. Securities Act of 1933.

Section 1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the interpretation of this Agreement.

Section 1.4 Currency.

All references in this Agreement to dollars or to $ are expressed in United States currency unless otherwise specifically indicated.

Section 1.5 Certain Phrases, etc.

In this Agreement, unless otherwise specified:

(1)	the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”;

(2)	the phrase “the aggregate of”, “the total of”, “the sum of” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(3)	the words “Article”, “Section”, “Schedule” and “Exhibit” followed by a number mean and refer to the specified Article, Section, Schedule or Exhibit of this Agreement;

(4)	the term “or” means “and/or”; and

(5)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6 Knowledge of the Company.

Where any representation or warranty contained in this Agreement is qualified by reference to the “knowledge of the Company”, it refers to the actual knowledge of the C-Suite members of the Company, without personal liability and after reasonable inquiry.

Section 1.7 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS.

Section 1.8 Schedules.

The Schedules attached to this Agreement form an integral part of this Agreement for all purposes hereof.

Section 1.9 References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable. Except as otherwise provided in this Agreement, the term “Agreement” and any reference to this Agreement, or to any other agreement, document or other instrument, includes, and is a reference to, this Agreement or such other agreement, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes all schedules hereto.

Section 1.10 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute, and all rules and regulations made thereunder, as the same may have been, or may from time to time be, amended, re-enacted or replaced.

Section 1.11 Non-Business Days.

Whenever payments are to be made, or an action is to be taken, on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on or not later than the next succeeding Business Day.

Section 1.12 No Presumption.

This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that neither Party shall be presumed to be the drafter hereof and that this Agreement not be construed more strictly with the regard to one Party than to the other Party.

ARTICLE 2

THE TRANSACTION

Section 2.1 Purchase and Sale of Subscription Shares.

(1)	In reliance upon the representations and warranties of the Company set forth in Schedule D, effective as of Closing, the Purchaser hereby subscribes for, and the Company hereby issues to the Purchaser, the Subscription Shares, free and clear of all Encumbrances other than as set forth in the Disclosure Letter, Encumbrances under Securities Laws and the undertakings of the Company and INX Limited towards the holders of the INX Tokens as specified in the F-1.

(2)	The Subscription Shares shall, subject to the payment of the Subscription Price therefor, be issued to the Purchaser at Closing by way of the direct registration system (“DRS”) registered in the name of the Purchaser (or in such other name as the Purchaser shall have notified the Company in writing not less than one Business Day prior to Closing).

(3)	Closing shall occur on the 60th day immediately following the date hereof, or on such earlier date as the Purchaser may indicate in writing to the Company and confirmed by the Company.

Section 2.2 Subscription Price.

(1)	In consideration for the Subscription Shares, the Purchaser shall deliver the Subscription Price to the Company at Closing as follows: (i) $2,625,000 in cash, by wire transfer of immediately available funds to such account(s) of the Company designated in writing by the Company prior to Closing; and (ii) 59,152 shares of Series B Preferred Stock, having a par value of $0.0001, of Purchaser (the “Preferred Shares”), such number of Preferred Shares reflecting the quotient of $2,625,000 divided by the the price per share which was paid by the investors at the Series B Preferred Stock fundraising round of the Purchaser which was based on $1,050,000,000 post-money company valuation of the Purchaser and representing 0.2494% of the issued and outstanding share capital of the Purchaser on a fully diluted basis as of Closing.

(2)	In connection with the issuance of the Preferred Shares to the Company, the Company and the Purchaser shall execute a joinder agreement to the Preferred B Share Purchase Agreement of Purchaser, the Investors Rights Agreement of Purchaser, the Voting Agreement of Purchaser, and the Right of First Refusal and Co-Sale Agreement of Purchaser in the form attached hereto as Schedule A (the “Joinder”).

(3)	In the event that, at any time until the lapse of three years following the issuance of the Preferred Shares under Section 2.2(2), the Purchaser shall issue, in any single transaction or series of related transactions (in either case, a “Superior Financing Transaction”), any shares or any convertible debt security or other securities convertible or exchangeable into shares of, any additional class or series of share capital, in all cases having rights or a preferences superior to the Preferred Shares (the “Superior Shares”), then, subject to the approval of the lead investor in the Superior Financing Transaction, the Preferred Shares issued to the Company pursuant to Section 2.2(2) shall be, at the election of the Company and for no additional consideration, automatically converted into and exchanged with such number of Superior Shares equal to the quotient of $2,625,000 and the price per share of the Superior Shares. The Purchaser shall notify the Company prior to issuance of Superior Shares and use commercially reasonable best efforts to obtain such approval of the lead investor in the Superior Financing Transaction. In the event that the Purchaser shall issue, either pursuant to or in connection with the Superior Financing Transaction, Superior Shares of several classes or types, then the Superior Shares issued to the Company upon conversion of the Company’s Preferred Shares pursuant to this Section 2.2(3) shall be the most senior class or type of such Superior Shares (as determined by the Company).

Section 2.3 Plan of Arrangement; Standstill.

(1)	At Closing, the Parties shall execute a term sheet (the “Term Sheet”) substantially in the form attached as Schedule B, in which the Parties will establish the terms and conditions pursuant to which the Purchaser will acquire 100% of the Company’s issued and outstanding share capital on a fully diluted basis by way of a plan of arrangement (the “Plan of Arrangement”).

(2)	Parties acknowledge that: (i) this Agreement does not constitute a binding agreement with respect to the Plan of Arrangement and that each of the Parties shall be entitled not to enter into the Plan of Arrangement at the sole discretion of such Party; and (ii) the consummation of the Plan of Arrangement shall require various regulatory approvals in accordance with applicable Law and that there is no assurance that such approvals shall be obtained.

(3)	Subject to the terms and conditions set forth in the Term Sheet, the Parties shall negotiate in good faith and use commercially reasonable efforts to finalize and execute the definitive agreement for the Plan of Arrangement on or before the date that is 90 days immediately following the date hereof. Unless otherwise agreed to in writing by the Parties, if the Parties have not executed such definitive agreement by the end of such 90-day period, the mutual commitments of the Parties pursuant to the Term Sheet shall automatically expire and the Parties shall cease to have any obligations with respect to the Plan of Arrangement contemplated herein or therein.

(4)	The Purchaser acknowledges that pursuant to the F-1, in the event that a Person shall become the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting interests of INX Limited, then INX Limited shall be required to distribute the funds deposited in its reserve fund to the holders of INX Tokens (the “Reserve Fund Distribution”).

(5)	The Purchaser, including its Subsidiaries, Affiliates or any other party which controls, is controlled by, or is under common control with the Purchaser, undertakes that, commencing as of the date of the date hereof and for three years thereafter, it shall not purchase shares of the Company from any person other than from the Company, except for as part of the Plan of Arrangement pursuant to the terms of Schedule B. This undertaking shall survive the termination of this Agreement for any reason.

(6)	Without derogating from the foregoing, the Purchaser acknowledges that any issuance or transfer of Common Shares (including the Subscription Shares) that would result in the Purchaser becoming a “control person” of the Company, as defined under applicable Securities Laws, is subject to additional approvals of NEO, a certain majority of the shareholders of the Company under the Law and to the approval of applicable tax authorities (the “Approvals for Control”).

Section 2.4 Additional undertakings by Purchaser.

Until the consummation of the Plan of Arrangement, the Purchaser, including its Subsidiaries, Affiliates or any other party which controls, is controlled by, or is under common control with the Purchaser (all such affiliated parties shall be deemed included in the definition of “Purchaser” for the purpose of this Section 2.4) hereby irrevocably undertakes:

(1)	Not to vote (or in the case of the election of directors, not to withhold from voting) any shares or other securities of the Company held by the Purchaser, nor to solicit any other securityholders of the Company to vote their shares or other securities of the Company, in a manner contrary to the recommendation of Company management or the Board (as applicable) in respect of the applicable matter, in connection with any matter that relates to the following:

(a)	any Strategic Transaction; or

(b)	the election, removal or replacement of members of the Board or the Company’s C-Suite managers.

(2)	In the event that any Person (i) offers to purchase all of the issued share capital of the Company, whether in one transaction or in a series of related transactions, pursuant to a sale, exchange or other disposition (including a disposition by way of merger or other similar transactions) (a “Purchase Offer”), and (ii) the Board recommends to the shareholders of the Company to tender their Common Shares in the case of a takeover bid, or vote in favor of or otherwise support the transaction contemplated by the Purchase Offer, then the Purchaser shall be obligated to tender its Common Shares, or vote in favor of or otherwise support the transaction contemplated by the Purchase Offer, and shall execute the relevant documentation in connection therewith and otherwise take all necessary and reasonable actions relating to, such sale.

(3)	Notwithstanding the foregoing, the Purchaser will not be required to comply with Section 2.4(2) unless: (i) the Purchaser is not required to agree to any restrictive covenant in connection with the transaction contemplated by the Purchase Offer or any release of claims other than a release in customary form of claims arising solely in the Purchaser’s capacity as a stockholder of the Company; (ii) the Purchaser and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Purchaser may be required to agree to terminate the investment-related documents between or among the Purchaser, the Company, or other stockholders of the Company; and (iii) the Purchaser’s liability in connection with the transaction contemplated by the Purchase Offer shall be limited to the Purchaser’s applicable share (determined based on the respective proceeds payable to each of the Company’s stockholders in connection with such transaction) of a negotiated aggregate indemnification amount that applies equally to all stockholders of the Company but that in no event exceeds the amount of consideration otherwise payable to the Purchaser in connection with such transaction, except with respect to claims related to fraud by the Purchaser, the liability for which need not be limited as to the Purchaser.

(4)	The Purchaser’s undertakings under this Section 2.4 shall be perpetual and shall survive the termination of this Agreement for any reason until the consummation of the Plan of Arrangement.

Section 2.5 Business Collaboration.

Simultaneously with the execution of this Agreement, the Parties shall enter into the Collaboration Agreement.

ARTICLE 3 REPRESENTATION

AND WARRANTIES

Section 3.1 Representations and Warranties of the Company.

The Company represents and warrants to the Purchaser as set out in Schedule D as of the date hereof (unless otherwise set forth in Schedule D), and acknowledges that the Purchaser is relying on such representations and warranties in connection with entering into the Transaction Agreements and consummating the transactions contemplated thereby.

Section 3.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Company as set out in Schedule E as of the date hereof, and acknowledges that the Company is relying on such representations and warranties in connection with entering into the Transaction Agreements and consummating the transactions contemplated thereby.

ARTICLE 4

CLOSING

DELIVERIES

Section 4.1 Closing Deliveries.

(1)	At Closing, the Purchaser shall deliver to the Company (i) the Transaction Agreements executed by the Purchaser and (ii) the Subscription Price, as described in Section 2.2.

(2)	At Closing, the Company shall deliver to the Purchaser (i) the Transaction Agreements executed by the Company, (ii) the DRS statements representing the Subscription Shares registered in accordance with Section 2.1(2) against payment by the Purchaser of the Subscription Price payable pursuant to Section 2.2(1);

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES The representations, warranties and covenants contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall terminate: (i) with respect to the representations, warranties and covenants set forth in Sections 1 through 4 and 16 of Schedule D, at the expiration of 36 months following Closing; and (ii) with respect to all other representations, warranties and covenants, at the expiration of 18 months following Closing.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Governing Law and Jurisdiction.

This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of British Columbia and the federal Laws of Canada applicable therein, without regard to conflict of Laws principles. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts situated in British Columbia, Canada (and appellate courts therefrom), and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

Section 6.2 Notices.

(1) Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each, a “Notice”) must be in writing, sent by personal delivery, courier or email, and addressed:

(a) to the Company, at:

The INX Digital Company, Inc.

550 Burrard Street, Suite 2900 Vancouver, BC V6C 0A3

Attention: Shy Datika, Chief Executive Officer

Email: s@inx.co

with a copy (which shall not constitute notice) to:

Horn & Co. Law Offices

Amot Investments Tower, 2 Weizmann St., 24th Floor

Tel-Aviv 6423902, Israel.

Attention: Yuval Horn

Email: yhorn@hornlaw.co.il and horn-admin@hornlaw.co.il

(b) to the Purchaser, at:

Open Deal, Inc. d/b/a Republic

149 5th Ave, 10th Floor

New York, NY 10010

Attention: Kendrick Nguyen, Chief Executive

Email: ken@republic.co

with a copy (which shall not constitute notice) to:

Polsinelli PC

2950 N. Harwood St., Suite 2100

Dallas, TX 75201

Attention: Rick Jordan

Email: rjordan@polsinelli.com

(2) A Notice is deemed to be given and received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt), and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 6.3 Time of the Essence.

Time is of the essence in this Agreement.

Section 6.4 Expenses.

Except as otherwise expressly provided in this Agreement or any other Transaction Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby. The fees and expenses referred to in this Section 6.4 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, accountants and other advisors.

Section 6.5 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 6.6 Entire Agreement.

This Agreement and the other Transaction Agreements constitute the entire agreement among the Parties and their respective Affiliates with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their respective Affiliates with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement and the other Transaction Agreements, except as specifically set forth herein and therein. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 6.7 Successors and Assigns.

(1)	This Agreement becomes effective only when executed by the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns, as applicable.

(2)	Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned or transferred, in whole or in part, by either Party, without the explicit written consent of the counter Party.

Section 6.8 Third Party Beneficiaries.

Except as expressly provided in this Agreement, the Parties intend that: (1) this Agreement will not benefit or create any right or cause of action in favor of any Person other than the Parties; and (2) no Person other than the Parties shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights granted by or under this Agreement to any Person that is not a Party, at any time and in any way whatsoever, without notice to or consent of that Person.

Section 6.9 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by both Parties.

Section 6.10 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 6.11 Further Assurances.

Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, and shall use commercially reasonable efforts, and take all such steps as may be reasonably within its power, to implement to their full extent the provisions of this Agreement and the other Transaction Agreements in accordance with the terms hereof and thereof.

Section 6.12 Confidentiality.

(1)	The Purchaser (and each of its Affiliates that receives Confidential Information of the Company or any of its Subsidiaries), on the one hand, and the Company (and each of its Affiliates that receives Confidential Information of the Purchaser or any of its Affiliates), on the other hand, shall keep confidential and not disclose such Confidential Information in any manner whatsoever, in whole or in part, except as permitted by this Section 6.12.

(2)	Notwithstanding Section 6.12:

(a)	the Purchaser may disclose Confidential Information to (i) each of its Affiliates and (ii) its and their respective Representatives; provided, that prior to making any disclosure to a Representative, each such Representative has been informed of the confidential nature of the Confidential Information and that the Purchaser shall be fully liable for any breach of this Agreement by its Affiliates and Representatives ;

(b)	the Company may disclose Confidential Information to (i) each of its Affiliates and (ii) its and their respective Representatives; provided, that prior to making any disclosure to a Representative, each such Representative has been informed of the confidential nature of the Confidential Information and that the Company shall be fully liable for any breach of this Agreement by its Affiliates and Representatives; and

(3)	The disclosure restrictions contained in Section 6.12 do not apply to disclosure that is required by Law, any Order or any other legally binding document discovery requests. Prior to making any such disclosure, the applicable Party that received Confidential Information (or which Party’s Affiliate or Representative received Confidential Information, as applicable) shall, to the extent not prohibited by the Law, Order or legally binding request: (a) give the other Party prompt written notice of the requirement and the proposed content of any disclosure; and (b) at the other Party’s request and expense, cooperate with the other Party in limiting the extent of the disclosure and in obtaining an appropriate protective order or pursuing such legal action, remedy or assurance as the other Party deems necessary to preserve the confidentiality of the Confidential Information. If a protective order or other remedy is not obtained or the other Party fails to waive compliance with Section 6.12 the applicable Party that received Confidential Information (or which Party’s Affiliate or Representative received Confidential Information, as applicable) may disclose only that portion of the Confidential Information that it is required to disclose and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is given to the Confidential Information disclosed.

(4)	For the avoidance of doubt, the disclosure restrictions contained in Section 6.12 do not apply to disclosure that is made by a Party with the prior written consent of the other Party.

Section 6.13 Public Notices and Press Releases.

Neither Party shall: (1) issue any press release or otherwise make public announcements with respect to this Agreement or the other Transaction Agreements, or the transactions contemplated hereby or thereby, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); or (2) make any regulatory filing with any Governmental Authority with respect thereto without prior consultation with the other Party; provided, that, the Parties’ obligations under this section shall be subject to each Party’s overriding obligation to make any disclosure or regulatory filing required under Laws, and the Party making such requisite disclosure or regulatory filing shall use all commercially reasonable efforts to give prior oral and written notice to the other Party and a reasonable opportunity to review and comment on the requisite disclosure or regulatory filing before it is made.

Section 6.14 Counterparts.

This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same instrument.

[Signature page follows]

[INX- SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

The INX Digital Company, Inc.

By:	/s/ Shy Datika
Name:	Shy Datika
Title:	Chief Executive Officer

[Republic- Signature Page for Collaboration Arrangement]

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective authorized representatives as of the Effective Date:

OpenDeal Inc. (dba Republic)

By:	/s/ Kendrick Nguyen
Name:	Kendrick Nguyen
Title:	Chief Executive Officer

Notice Address for OpenDeal Inc. (dba Republic):

Open Deal, Inc. d/b/a Republic

149 5th Ave, 10th Floor New York, NY 10010

Attention: Kendrick Nguyen, Chief Executive Officer

Email: ken@republic.co

Schedule A

Joinder

OPENDEAL INC.

JOINDER AGREEMENT

The undersigned hereby agrees to become a party to (i) that certain Amended and Restated Investors’ Rights Agreement dated as of October 15, 2021, as may be amended from time to time (the “IRA”), (ii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of October 15, 2021, as may be amended from time to time (the “ROFR”), and (iii) that certain Amended and Restated Voting Agreement dated as of October 15, 2021, as may be amended from time to time (the “Voting Agreement,” and together with the IRA and the ROFR, the “Investor Agreements”), by and among OpenDeal Inc. (the “Company”) and the parties named therein respectively. Effective as of the undersigned’s acquisition of shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) pursuant to that certain Subscription Agreement dated June 15, 2023 (the “Subscription Agreement”) by and between the Company and the undersigned, the undersigned (a) is hereby made a party to the Purchase Agreement as a “Purchaser” thereunder and (b) is hereby made a party to the IRA, the ROFR and the Voting Agreement as an “Investor” thereunder. The undersigned agrees that this Joinder Agreement may be attached to each of the Investor Agreements as a counterpart signature page thereto.

The undersigned (i) acknowledges receipt of a copy of each of the Investor Agreements, and (ii) confirms that the undersigned is acquiring 59,152 shares of Series B Preferred Stock set forth below at a purchase price of $44.3772 per share. The address and email address to which notices may be sent to the undersigned are as follows:

PURCHASER:

The INX Digital Company, Inc.

By:
Name:	Shy Datika
Title:	Chief Executive Officer

Contact Details:

The INX Digital Company, Inc.
550 Burrard Street, Suite 2900 Vancouver, BC V6C 0A3
Attention: Shy Datika, Chief Executive Officer
Email: s@inx.co

[signature page for the Company]

THE COMPANY:

OpenDeal Inc. (dba Republic)

By:
Name:	Kendrick Nguyen
Title:	Chief Executive Officer

[signature pages for the requisite majority of Company’s shareholders]

_________________________________

_________________________________

_________________________________

_________________________________

_________________________________

_________________________________

Schedule D

Representations and Warranties of the Company

(1)	Incorporation and Organizational Matters. The Company and each of the Subsidiaries has been duly incorporated or otherwise organized and is validly existing as a corporation under the Laws of the jurisdiction in which it was incorporated, or otherwise organized, as the case may be, and, to the knowledge of the Company, no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Company.

(2)	Corporate Authorization, Qualification and Power.

(a)	The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and each of the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.

(b)	The Company and each of the Subsidiaries is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification (except where any failure would not have a Material Adverse Effect) and has all requisite corporate power and authority to conduct its business and to own, lease and operate its properties and assets and, if applicable, to execute, deliver and perform its obligations under the Transaction Agreements.

(3)	Execution and Binding Obligation.

(a)	This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to Bankruptcy Laws, and will not violate or conflict with the constating documents of the Company or the terms of any restriction or contract to which the Company is subject.

(b)	Each of the Transaction Agreements has been or will be duly authorized, executed and delivered by the Company constitutes (or shall when executed, constitute) a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to Bankruptcy Laws, and will not violate or conflict with the constating documents of the Company or the terms of any material restriction or material contract to which the Company is subject.

(4)	Authorized and Issued Capital.

(a)	The authorized share capital of the Company is as set out in Section 4(a) of the Disclosure Letter. Section 4(a) of the Disclosure Letter sets out, as of June 13, 2023, the number of issued and outstanding: (i) Common Shares; and (ii) (A) Company warrant, (B) Company Options and (C) Company RS/Us, in each case, setting forth the number of Common Shares subject to each such Company Option, Company warrant and Company RS/U. Except as disclosed in Section 4(a) of the Disclosure Letter, the Company has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Shares or other equity or voting securities, including any security or obligation of any kind convertible in to exchangeable or exercisable for any Shares or other equity or voting security of the Company.

(b)	All outstanding Shares and other securities of the Company have been issued in compliance with all Laws, including Securities Laws.

(5)	No Bankruptcy. No Bankruptcy Event has occurred with respect to the Company.

(6)	Organizational Structure and Ownership of Subsidiaries.

(a)	Section 6(a) of the Disclosure Letter sets forth: (i) each of the Company’s Subsidiaries; and (ii) the jurisdiction of organization of each Subsidiary.

(b)	All of the outstanding Shares or other securities of the Company (including, for the avoidance of doubt, the Common Shares), have been duly authorized and are validly issued, fully paid and non-assessable and free and clear of any Encumbrance (except for the undertakings of INX Limited and the Company towards the holders of the INX Tokens as specified in the F-1).

(c)	Except as disclosed in Section 6(c) of the Disclosure Letter, the Company has no other outstanding contract, subscription, warrant, option, right or commitment, or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming a contract, subscription, warrant, option, right or commitment, obligating it to issue or sell any Common Shares or other equity or voting securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Common Shares or other equity or voting security of the Company.

(7)	No Prospectus.

(a)	Assuming the accuracy of the representations of the Purchaser in Schedule E, the offer and sale of the Subscription Shares pursuant to this Agreement is exempt from the prospectus delivery requirements of Securities Laws and no registration of the Subscription Shares under the U.S. Securities Act is required in connection with the offer and sale of the Subscription Shares in the manner contemplated by this Agreement.

(b)	The Company has complied in all respects with the requirements of all Laws in relation to the issue of the Subscription Shares, and, forthwith after Closing, the Company shall file such forms and documents as may be required under Securities Laws, including a Form 45-106F1 as prescribed by NI 45-106, if applicable.

(8)	Subscription Shares Issued as Fully Paid. The Subscription Shares have been duly authorized, created and reserved for issuance and, when issued, delivered and paid for in full, will be validly issued and fully paid Common Shares free and clear of all Encumbrances (except for the undertakings of INX Limited and the Company towards the holders of the INX Tokens as specified in the F-1).

(9)	Consents, etc.

(a)	Except as set out in Section 9(a) of the Disclosure Letter, no material consent, waiver, approval, notice or Authorization of, filing with, or notification to, any Governmental Authority or any other Person, as applicable, is required for the execution, delivery and performance by the Company of the Transaction Agreements or for the consummation of the transactions contemplated thereby. Except as set out in Section 9(a) of the Disclosure Letter and except for the required Approvals for Control, all the required Authorizations have been obtained, made or given, as applicable, as of the date hereof.

(b)	As of the date hereof, the Board has authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend or supersede such determinations, resolutions or authorizations.

(10)	No Conflict.

(a)	Each of the execution and delivery of this Agreement and the other Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder, the sale and issue of the Subscription Shares hereunder by the Company and the consummation of the transactions contemplated in this Agreement and the other Transaction Agreements, (i) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), (A) any Law applicable to the Company; (B) the articles, by-laws or resolutions of the directors or shareholders of the Company; (C) any contract to which the Company is a party or by which ut is bound except where such conflict, breach, violation or default would not result in a Material Adverse Effect; or (D) any judgment, decree or Order binding the Company or the property or assets thereof; and (ii) do not affect the rights, duties and obligations of any parties to a contract, nor give a party the right to terminate the contract, by virtue of the application of terms, provisions or conditions in the contract, except where those rights, duties or obligations, or rights to terminate, are affected in a manner that would not result in a Material Adverse Effect.

(11)	Money Laundering. The operations of the Company and each of its Subsidiaries are, and have been since January 1, 2020, conducted in compliance in all respects with all applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority relating to money laundering (collectively, “Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority involving the Company with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(12)	Corrupt Practices.

(a)	The Company has not committed a Business Sustainability Breach.

(b)	The Company has not been investigated (or is being investigated or is subject to a pending or threatened investigation) or is involved in an investigation (as a witness or suspect) in relation to an actual or alleged Business Sustainability Breach by any Governmental Authority or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in, any Business Sustainability Breach, or been debarred from bidding for any contract or business, and to the knowledge of the Company, there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

(c)	The Company has not conducted (or is conducting) an internal investigation in relation to any allegations in respect of Business Sustainability Breach.

(13)	Sanctions. The Company (a) is not or has not been targeted with any Sanctions; (b) is not violating nor has violated any applicable Sanctions; or (c) is not conducting and has not conducted any activities (i) targeted by Sanctions, (ii) with or for the benefit of any person targeted directly or indirectly by Sanctions, or (iii) in or with any person in any Sanctioned Country.

(14)	Public Disclosure, Securities Law and NEO Matters.

(a)	The Company is a reporting issuer in Canada and is not in default in any material respect under the Securities Laws, is not on the list of defaulting issuers maintained by the applicable Securities Regulators, and has not taken any action to cease to be a reporting issuer in Canada or received notification from any Securities Regulator seeking to revoke the reporting issuer status of the Company. The Company is not in default of any requirement of Securities Laws or the applicable rules and requirements of NEO. INX Limited is a reporting Company in the United States.

(b)	The Company is in compliance in all material respects with its timely and continuous disclosure obligations under all Securities Laws and the policies, rules and regulations of NEO and, without limiting the generality of the foregoing, there is no material fact, and there has not occurred any material change (actual, anticipated, contemplated, threatened, financial or otherwise), relating to the assets, liabilities (contingent or otherwise), business, affairs, operations, prospects, capital or control of the Company which has not been publicly disclosed on a non-confidential basis in accordance with the requirements of Securities Laws and the policies, rules and regulations of NEO, and, except as may have been corrected by subsequent disclosure, all the statements set forth in all documents publicly filed by or on behalf of the Company were true, correct, and complete in all material respects and did not contain any Misrepresentation as of the date of such statements and the Company has not filed any confidential material change reports which remain confidential.

(c)	The Company has not withheld any material facts relating to the Company.

(d)	No Order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are pending, contemplated or threatened by any Governmental Authority.

(e)	The Common Shares are listed and posted for trading on NEO.

(15)	Employment Matters.

(a)	There is no unfair labour practice complaint, grievance or arbitration proceeding in progress or, to the knowledge of the Company, threatened against the Company.

(b)	There is no strike, lockout, slowdown, work stoppage, unfair labour practice or other material labour dispute, or material arbitration or grievance pending or, to the knowledge of the Company, threatened against the Company except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company. The Company is in compliance in all material respects with all Laws regarding labour, employment and employment practices, terms and conditions of employment, wages and hours (including classification of independent contractors, employees and equitable pay practices), pay equity, human rights, privacy, harassment (including sexual harassment), layoffs, mass termination, overtime and vacation pay, workplace safety, and occupational safety and health, and there are no outstanding or threatened claims, complaints, investigations or Orders under any such Laws and, to the knowledge of the Company, there is no basis for any such claim, complaint, investigation or Order.

(c)	The Company is not a party to any collective bargaining agreement or other agreement with a labour union, labour organization, works council or similar organization, and to the knowledge of the Company, there are no threatened or pending union organizing activities involving any employees. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company in respect of the Company and no such event has occurred within the last three years.

(d)	There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance Laws, and the Company has not been reassessed in any material respect under such Law during the past three years and, to the knowledge of the Company, no audit of the Company is currently being performed pursuant to any workplace safety and insurance Laws. There are no claims or potential claims which may materially adversely affect the Company’s accident cost experience.

(16)	Intellectual Property.

(a)	The Company owns or have sufficient rights to use all of the Company Intellectual Property.

(b)	Except as disclosed in Section 16(b) of the Disclosure Letter, except as has not resulted in, and would not reasonably be expected to result in, material liability to the Company, within the three years prior to the date of this Agreement, (i) the Company’s conduct of their respective businesses has not, infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and (ii) the Company has not received any written third party claim alleging any such infringement, misappropriation or other violation. To the knowledge of the Company, no Person has infringed, misappropriated or violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property owned by the Company.

(c)	The Company has taken commercially reasonable measures to protect the confidentiality of its trade secrets, proprietary know-how, non-public information and Confidential Information included in Company Intellectual Property, and none of Company’s respective trade secrets, proprietary know-how, non-public information and Confidential Information included in Company Intellectual Property have been disclosed to or discovered by any third party other than pursuant to reasonable terms of non-disclosure.

(d)	Except as would not reasonably be expected to have a Material Adverse Effect, none of the software owned by the Company or any software products distributed by the Company incorporates or is comprised of or distributed with any Publicly Available Software in a manner which: (i) requires the distribution of the software source code in connection with the distribution of such software in object code form; (ii) materially limits the Company’s freedom to seek full compensation in connection with making, using, marketing, licensing or distributing such software; or (iii) allows a Person or requires that a Person have the right to decompile, disassemble or otherwise reverse engineer such software.

(e)	The Company has no pending action or proceeding, nor, to the knowledge of the Company, is there any threatened action or proceeding against it with respect to the Company’s use of Intellectual Property or the validity, enforceability or ownership of Company Intellectual Property.

(f)	There are no outstanding judgments, orders, decrees, stipulations or Laws that restrict the use of Company Intellectual Property.

(17)	Taxes.

(a)	All Taxes due and payable by the Company have been duly and timely paid, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Tax Returns required to be filed by the Company have been duly and timely filed with all appropriate authorities and all such returns, declarations, remittances and filings are complete and accurate and no fact or facts have been omitted therefrom which would make any of them misleading, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. No examination of any Tax Return of the Company is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. No material Tax refunds or credits have been claimed or received by the Company to which they are not entitled.

(b)	The Company has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there are no Encumbrances for Taxes on the assets of the Company other than for Taxes not yet due and payable, and, to the knowledge of the Company, there are no audits, examinations, investigations or administrative or judicial proceedings concerning any Tax matters with respect to the Company pending or being conducted or, to the knowledge of the Company, that have been threatened in writing. There are no Claims which have been or, to the knowledge of the Company, may be asserted relating to any Tax Returns of the Company (whether federal, state, provincial, local or foreign). No written claim has been made by any Governmental Authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by such jurisdiction. The Company is not or has not been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction. All Taxes that the Company is obligated to withhold from amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party have been duly and timely withheld and remitted to the appropriate taxing authority, and all applicable forms with respect thereto have been properly completed and timely filed or provided to the payee (in each case, as required by Law). The Company have charged, collected and remitted on a timely basis all Taxes as required by Law on any sale, supply or deliver whatsoever made by the Company. There is no outstanding waiver or extension of any statute of limitations with respect to the assessment or collection of material Taxes from the Company.

(c)	The Company is not a party to or bound by any Tax allocation or Tax sharing agreement or similar agreement with any Person, other than any such agreements solely between or among the Company and its Subsidiaries. The Company (i) has not been a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than a group of which the Company is the common parent) or (ii) has any liability for Taxes of any Person (or in connection with previously being, or ceasing to be, a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes), as transferee, successor or otherwise.

(d)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the date hereof as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or before the date hereof or (ii) any action taken or transaction entered into before the date hereof. The Company has complied with all applicable rules regarding transfer pricing, including the execution and maintenance of documentation required to substantiate transfer pricing practices of the Company and its Subsidiaries.

(18)	Litigation.

(a)	Except as disclosed in Section 18(a) of the Disclosure Letter, there are no claims, actions, suits, arbitrations, inquiries, judgments, investigations, charges or proceedings pending, or, to the knowledge of the Company threatened, against or relating to the Company, the business of the Company or affecting any of its respective current or former properties or assets by or before any Governmental Authority that, if determined adversely to the interests of the Company would (i) be expected to be material to the Company or (ii) prevent, hinder or materially delay the consummation of the Investment or the transactions contemplated hereby, nor, to the knowledge of the Company are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, judgment, investigation, charge or proceeding.

(b)	The Company is not subject to any judgment, Order, writ, injunction, decree or award of any Governmental Authority, which, either individually or in the aggregate, would reasonably be expected to be material to the Company or that would be reasonably expected to prevent, hinder or materially delay the consummation of the Investment or the transactions contemplated hereby.

(19)	No Brokers. Except as disclosed in Section 19 of the Disclosure Letter, no investment banker, dealer, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with the issue and sale of the Subscription Shares or any other transaction contemplated by the Transaction Agreements.

(20)	Privacy and Data Protection.

(a)	The Company is, and has been, conducting its business in compliance in all material respects with all Data Protection Laws.

(b)	There have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of, or any instances of accidental or unlawful destruction, loss or alteration of, any Personal Data in the possession or control of the Company and, to the knowledge of the Company, there is no fact or matter which may give rise to the occurrence of any of the foregoing. The Company has not received any written or other notice of any claims or investigations related to alleged violations of Data Protection Laws, applicable privacy policies or contracts with respect to Personal Data, and, to the knowledge of Company, there are no facts or circumstances which could form the basis for any such claim or investigation.

(21)	Anti-Spam Laws. The Company is, and has been, conducting its business in compliance with all Anti-Spam Laws, other than acts of non-compliance which individually or in the aggregate are not material.

Schedule E

Undertakings; Representations and Warranties and Acknowledgements of the Purchaser

(1)	Corporate Authorization and Power. The Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and each of the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.

(2)	Execution and Binding Obligations.

(a)	This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to Bankruptcy Laws, and will not violate or conflict with the constating documents of the Purchaser or the terms of any restriction or contract to which the Purchaser is subject.

(b)	Each of the Transaction Agreements has been or will be duly authorized, executed and delivered by the Purchaser and such Affiliates (as applicable) that is or will be a party thereto and shall constitute a legal, valid and binding obligation of the Purchaser and each of its applicable Affiliates enforceable against such of them in accordance with its terms, subject to Bankruptcy Laws, and will not violate or conflict with the constating documents of the Purchaser and its applicable Affiliates or the terms of any restriction, agreement or undertaking to which the Purchaser or its applicable Affiliates is subject.

(5)	No Bankruptcy. There has not been a Bankruptcy Event with respect to the Purchaser. The Purchaser has sufficient funds to satisfy its obligations under this Agreement.

(6)	Securities Laws Matters.

(a)	The Purchaser is an “accredited investor” as defined in NI 45-106.

(b)	The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act.

(c)	The Purchaser is purchasing as principal or is deemed to be purchasing as principal in accordance with Securities Laws, for its own account and not as agent for the benefit of another Person.

(d)	The Purchaser is not purchasing the Subscription Shares as a result of any form of “general solicitation” or “general advertising” (as such terms are defined in Regulation D under the U.S. Securities Act) including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media (including any press release of the Company) or broadcast over the Internet, radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(e)	The Purchaser was not created or used solely to purchase or hold securities in reliance on: (i) the exemption from the prospectus requirement in Section 2.10 of NI 45-106; or (ii) the registration exemption provided by section 4(a)(2) of the U.S. Securities Act or Rule 506(b) of Regulation D thereunder, or any similar registration exemptions under any U.S. state Securities Laws.

(f)	The Purchaser is acquiring the Subscription Shares without a view to immediate resale or distribution of any part thereof and will not resell or otherwise transfer or dispose of the Subscription Shares or any part thereof except in accordance with the provisions of Securities Laws.

(g)	The Purchaser acknowledges and understands that:

(i)	the Subscription Shares will be issued as “restricted securities” (as defined in Rule 144(a)(3) under the U.S. Securities Act); and

(ii)	the Company may make a notation on its records or give instructions to the Company’s registrar and transfer agent in order to implement the restrictions on transfer set forth and described herein.

(7)	Security Ownership. The Purchaser currently holds no securities in the capital of the Company.

(8)	Offering Memorandum. The Purchaser has not been provided with, has not requested, and does not need to receive an offering memorandum as defined in Securities Laws.